Exhibit 99.1
Global Water Resources Appoints Ron L. Fleming as Chairman of the Board

PHOENIX, AZ – November 7, 2018– Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, has appointed Ron L. Fleming, the company’s president and CEO, as the new chairman of its board of directors.

Fleming succeeds Trevor Hill who is retiring from the board, effective December 31, 2018. Hill has served as a director since he co-founded Global Water in 2003, and as chairman since 2013. David Tedesco, a member of the board since 2012 and current chair of the compensation committee, was also appointed lead independent director.

“As our co-founder, Trevor’s contributions to Global Water are immeasurable, and we owe him an enormous debt of gratitude,” said Fleming. “On behalf of the board and the entire company, I want to thank him for being our leader, mentor and friend.”

Hill commented: “Over the past 15 years, it’s been exciting to watch Global Water emerge as a premier water resource management company in Arizona. The company today is in excellent shape, and I’m confident Ron’s leadership and strong management team will continue to drive Global Water forward for the benefit of our shareholders and customers.”

Tedesco added: “We will miss Trevor and honor his legacy as we grow the Global Water platform he created through expansion of our service areas, consolidation of water and wastewater utilities, and investing in our utilities as they experience rapid growth.”

Ron L. Fleming Bio
Fleming has served as the president and CEO of Global Water since January 2015. Earlier, he served in various roles, including as interim chief executive officer, chief operating officer, vice president and general manager from 2007 to 2014, and as senior project manager for engineering and construction from 2004 to 2006.

Fleming joined Global Water in 2004, crossing over from the construction industry where he worked for general contractors providing project management on numerous large-scale heavy civil infrastructure projects throughout Arizona. He has more than 16 years of related management and utility experience. Fleming is a director on the Water Utility Association of Arizona, Maricopa Economic Development Alliance, and the Pinal Partnership, wherein he is also the co-chair and founder of the Water Resource Committee.

David Tedesco Bio
Tedesco serves on the board of directors of Global Water as the lead independent director and chairman of the compensation committee. He is the founder and CEO of True North Companies, one of Arizona’s largest and most active private investment firms. Earlier, Tedesco was CEO of Intrasight (acquired by ClickSquared), a relationship marketing company. Tedesco is a director of several organizations, including Passport Health, Anmark Machine, Jokake Companies, HSi, ProGard, Midwest Products, CIRS, SAARC, YPO, Valley of the Sun, United Way and the Nature Conservancy.

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 12 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly-effective implementation of Total Water Management (TWM), an integrated approach to managing the entire water cycle by owning and operating water, wastewater and recycled water utilities within the same geographic area to maximize the beneficial use of recycled water. TWM conserves water by using the right water for the right use and helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning, future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, expected effect due to tax reform, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 which were filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

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